  UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 4, 2012

CENTRAL ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	000-50394	20-0153267
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8150 North Central Expressway Suite 1525 Dallas, Texas	75206
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 360-7480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.            Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On October 4, 2012, Regional Enterprises, Inc. (“Regional”), a wholly-owned subsidiary of Central Energy Partners LP (the “Registrant”), received a “Notice of Default, Demand for Payment and Reservation of Rights” (“Demand Notice”) from RB International Finance (USA) (“RBI”) in connection with the Loan Agreement dated as of July 26, 2007 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) between Regional (as successor by assumption of obligations to the Registrant) and RBI.

The Loan Agreement relates to a $5,000,000 demand loan provided by RBI to the Registrant and certain affiliates in connection with its acquisition of Regional in July, 2007 (the “Loan”). The Loan was converted to a term loan in June 2009 in connection with the Sixth Amendment, Assumption of Obligations and Release Agreement between Regional, the Registrant and RBI (the “Sixth Amendment”), a copy of which was filed with the Form 8-K dated June 19, 2009. The Sixth Amendment provided for an increase in the principal amount of the note to $4,250,000 as the result of an “incremental loan” of $250,000, established a monthly amortization for the principal amount of the Loan, increased the annual interest rate to 8%, and extended the Maturity Date to April 30, 2012, among other terms and conditions. Regional assumed all obligations of the Registrant under the Loan and related collateral agreements upon execution of the Sixth Amendment. The Maturity Date of the Loan was extended to May 31, 2014 in connection with the Seventh Amendment to the Loan Agreement among the parties dated May 21, 2010, a copy of which was filed with the Form 8-K dated May 28, 2010. For additional information regarding the Loan, please see the discussion set forth under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation – Debt Obligations” included in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011.

The Demand Notice was delivered as the result of Regional’s failure to pay the monthly principal payment in the amount of $90,000 due and payable on October 1, 2012 and the continued default with respect to the non-payment of the interest payment for August 2012 in the amount of $10,619.65 due and payable on September 4, 2012 as set forth in the “Response and Notice of Default and Reservation of Rights” delivered by RBI to Regional on September 14, 2012 (the “Default Notice”), as previously reported by the Registrant on Form 8-K filed September 21, 2012. The Demand Notice declares all Obligations (as defined in the Loan Agreement) immediately due and payable and demands immediate payment in full of all Obligations, including fees, expenses and other costs of RBI. The Demand Notice also (1) contemplates the initiation of foreclosure proceedings in respect of the property owned by Regional and covered by that certain Mortgage, Deed of Trust and Security Agreement dated as of July 26, 2007, a copy of which is filed herewith, and (2) demands immediate payment of all rents due upon the property pursuant to the terms of the Assignment of Leases and Rents dated July 26, 2006, a copy of which is filed herewith.

Under the terms of the Loan Agreement, upon an Event of Default, RBI, at its sole discretion, may declare all amounts owing in connection with the Loan Agreement immediately due and payable and take all actions prescribed under the Loan Agreement and the related security documents, as amended, including a foreclosure on the assets and common stock of Regional which are held as collateral for the Loan. As a result of an Event of Default, interest accrues at the Default Rate (as defined in the Loan Agreement), and is payable on demand. Currently the amount of principal owing under the Loan Agreement is $1,970,000 with interest due and owing of $19,102.22 as of October 4, 2012.

Regional does not currently have sufficient cash from operations to make the monthly principal or interest payments due to reduced revenues as a result of the asphalt leak in a storage tank and lost customers as more fully described in the Registrant’s most recently filed report on Form 10-Q for the quarter ended June 30, 2012. Since June 30, 2012, Regional has undertaken repairs of the damaged asphalt tank and has retained a new customer for another large storage tank which is contingent on the completion of certain modifications of the tank and barge line and insulation of the tank. Once these repairs and modifications are completed, expected to be by December 31, 2012, Regional anticipates its cash from operations will exceed the ongoing payment obligations under the Loan Agreement.

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The Registrant and RBI have entered into preliminary discussions regarding a possible resolution of the issues leading to RBI’s delivery of the Demand Notice. There is no assurance that the parties will reach an agreement to resolve such issues or that RBI will not pursue its rights to foreclose on the property and take all other assets of Regional in satisfaction of the Loan.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.98 – Mortgage, Deed of Trust and Security Agreement from Regional Enterprises, Inc. in favor of RZB Finance LLC, as predecessor in interest to RB International Finance USA, dated as of July 26, 2007.

Exhibit 10.99 – Assignment of Leases and Rents from Regional Enterprises, Inc. to RZB Finance LLC, as predecessor in interest to RB International Finance USA, dated as of July 26, 2007.

Exhibit 10.100 – Notice of Default, Demand for Payment and Reservation of Rights dated October 4, 2012.

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INDEX TO EXHIBITS

Exhibit 10.98 –	Mortgage, Deed of Trust and Security Agreement from Regional Enterprises, Inc. in favor of RZB Finance LLC, as predecessor in interest to RB International Finance USA, dated as of July 26, 2007.

Exhibit 10.99 –	Assignment of Leases and Rents from Regional Enterprises, Inc. to RZB Finance LLC, as predecessor in interest to RB International Finance USA, dated as of July 26, 2007.

Exhibit 10.100 –	Notice of Default, Demand for Payment and Reservation of Rights dated October 4, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Central Energy Partners LP

By:	Central Energy GP LLC,
its General Partner

By:	/s/ Ian T. Bothwell
Ian T. Bothwell,
Executive Vice President,
Chief Financial Officer and
Principal Accounting Officer

Dated: October 10, 2012

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